AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                              ELSINORE CORPORATION


                  The undersigned hereby certifies under penalty of perjury as follows:

         1. The United States Bankruptcy Court for the District of Nevada (the "Court") in Case Nos. 95-24685 RCJ, 95-24686 RCJ, 95-24687 RCJ, 95-24688 RCJ,
95-24689 RCJ, and 95-24839 RCJ, has confirmed a plan of reorganization (the "Plan") for Elsinore Corporation, a Nevada corporation (the "Corporation"), pursuant to Chapter 11 of Title 11 of the United States Code.

         2. A certified copy of the Plan is being filed with the Secretary of State of the State of Nevada (the "Secretary") together with this Certificate.

         3. Pursuant to the Plan and this filing of a certified copy of the Plan with the Secretary, the Corporation's Articles of Incorporation are amended and restated to read as follows:

                                 ARTICLE I: NAME

         The name of the corporation shall be ELSINORE CORPORATION.

                          ARTICLE II: REGISTERED OFFICE

                       The name of the resident agent and the street address of the registered office in the State of Nevada where process may be served upon the corporation is Cynthia A. Fremont, 202 Fremont Street, Las Vegas, Nevada 89101. The corporation may, from time to time, in the manner provided by law, change the resident agent and the registered office within the State of Nevada. The corporation may also maintain an office or offices for the conduct of its business, either within or without the State of Nevada. Corporate business of every kind and nature may be conducted, and meetings of directors and stockholders held, outside the State of Nevada, the same as in the State of Nevada.

                         ARTICLE III: CORPORATE PURPOSES

                       The nature of the business and object and purposes proposed to be transacted, promoted, or carried on by the corporation are: (a) to engage in any lawful activity; and (b) to conduct gaming in the State of Nevada in accordance with the laws of the State of Nevada and the United States of America.

                            ARTICLE IV: CAPITAL STOCK

                           Section 1. Authorized Shares. The corporation is authorized to issue two (2) classes of shares of stock. One class of shares shall be designated "Common Stock," with $0.001 par value per share. The total number of shares of Common Stock which this Corporation is authorized to issue is one hundred million (100,000,000). Common Stock may be issued by the Corporation from time to time by resolution of the Board of Directors, except as otherwise provided in this Section. The shares of authorized Common Stock shall be identical in all respects and shall have equal rights and privileges and shall be entitled to one (1) vote each on all matters submitted to a vote of the stockholders.

         The other class of shares which the corporation is authorized to issue shall be designated "Preferred Stock," with $0.001 par value per share. The total number of shares of Preferred Stock which the corporation is authorized to issue fifty million (50,000,000). Preferred Stock may be issued by the corporation from time to time by resolution of the Board of Directors in one or more series with such voting powers, distinguishing designations, preferences, limitations, restrictions and relative rights as the Board of Directors determines by resolution, except as otherwise provided in this Section.

                   If the Board of Directors determines by resolution that the Preferred Stock shall have a preference over any other class of equity securities with respect to dividends, such resolution shall also make adequate provisions for the election of directors representing the holders of such Preferred Stock in the event of default in the payment of such dividends.

                                     The  corporation  shall not issue nonvoting
         equity securities.

                                     The  corporation  shall  not  issue  any
         stock or other securities except in accordance with the provisions of the Nevada Gaming Control Act and the regulations thereunder. The issuance of any stock or other securities in violation thereof shall be ineffective and such stock or other securities shall be deemed not to be issued and outstanding until (i) the corporation shall cease to be subject to the jurisdiction of the Nevada Gaming Commission ("Commission"), or (ii) the Commission shall,by affirmative action, validate said issuance or waive any defect in issuance.

                                     No stock or other securities  issued by the
         corporation and no interest, claim or charge therein or thereto shall be transferred in any manner whatsoever except in accordance with the provisions of the Nevada Gaming Control Act and the regulations thereunder. Any transfer in violation thereof shall be ineffective until (i) the corporation shall cease to be subject to the jurisdiction of the Commission, or (ii) the Commission shall, by affirmative action, validate said transfer or waive any defect in said transfer.

                                     If the  Commission  at any  time determines
         that a holder of stock or other securities of this corporation is unsuitable to hold such securities, then until such securities are owned by persons found by the Commission to be suitable to own them,
         (a) the corporation shall not be required or permitted to pay any dividend or interest with regard to the securities, (b) the holder of such securities shall not be entitled to vote on any matter as the holder of the securities and such securities shall not for any purposes be included in the securities of the corporation entitled to vote, and (c) the corporation shall not pay any remuneration in any form to the holder of the securities.

                           Section 2. Consideration for Shares. The capital stock authorized by Section 1 of this Article shall be issued for such consideration as shall be fixed, from time to time, by the Board of Directors.

                           Section 3. Assessment of Stock. The capital stock of the corporation, after the amount of the subscription price has been fully paid in, shall not be assessable for any purpose, and no stock issued as fully paid shall ever be assessable or assessed. No stockholder of the corporation is individually liable for the debts or liabilities of the corporation.

                           Section 4. Cumulative Voting For Directors. At all elections of directors of the corporation, each holder of stock possessing voting power is entitled to as many votes as equal the number of his or her shares of stock multiplied by the number of directors to be elected, and he or she may cast all of his or her votes for a single director or may distribute them among the number to be voted for or any two or more of them, as he or she sees fit.

                           Section 5.  Preemptive Rights.  No stockholder of
the  corporation  shall have any preemptive rights.

                                       DIRECTORS AND OFFICERS

                           Section 1. Number of Directors. The members of the governing board of the corporation are styled as directors. The number of directors may be fixed and changed from time to time in such manner as shall be provided in the bylaws of the corporation; provided, however, the number of directors shall be not less than three (3).

                           Section 2.   Current  Directors.  The  names  and
post office addresses of the current Board of Directors, which consists of five (5) members, are:

                   NAME                                   ADDRESS
                   Edward M. Nigro               4545 Spring Mountain Road  #105
                                                 Las Vegas, NV 89102

                   Jeffrey T. Leeds              200 Park Avenue
                                                 58th Floor
                                                 New York, NY 10166

                   John C. "Bruce" Waterfall     10 East 50th Street
                                                 26th Floor
                                                 New York, NY 10020

                   Harry C. Hagerty, III         Deutsche, Morgan, Grenfell
                                                 31 W. 52nd Street
                                                 25th Floor
                                                 New York, NY 10019

                   S. Barton Jacka               14660 South Quiet Meadow Drive
                                                 Reno, NV 89511

         Vacancies on the Board of Directors shall be filled, and elections of directors shall be held, in accordance with the Bylaws.

                           Section 3. Limitation of Personal Liability. No director or officer of the corporation shall be liable to the corporation or its stockholders for damages for breach of fiduciary duty as a director or officer. This provision shall not eliminate or limit the liability of a director or officer for acts or omissions which involve intentional misconduct, fraud, a knowing violation of law, or the payment of distributions in violation of Nevada Revised Statutes ss. 78.300. If the Nevada Revised Statutes are hereafter amended or interpreted to eliminate or limit further the personal liability of directors or officers, then the liability of all directors and officers shall be eliminated or limited to the full extent then so permitted.

                           Section 4. Payment of Expenses. All expenses incurred by officers or directors in defending a civil or criminal action, suit, or proceeding must be paid by the corporation as they are incurred in advance of a final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of a director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that (i) he or she did not act in good faith, and in the manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or (ii) with respect to any criminal action or proceedings, he or she had reasonable cause to believe his or her conduct was unlawful.

                           Section 5. Repeal and Conflicts. Any repeal or amendments of Section 3 or 4 of this Article or the adoption of any provision of these Articles of Incorporation inconsistent with Section 3 or 4 of this Article shall be prospective only and shall not eliminate or reduce the effect of Sections 3 or 4 of this Article in respect of any act or omission that occurred prior to such repeal, amendment or adoption of an inconsistent provision. In the event of any conflict between Sections 3 or 4 of this Article and any other Article of the corporation's Articles of Incorporation, the terms and provisions of Section 3 or 4 of this Article, as the case may be, shall control.

                           Section 6. Compliance with Gaming Control Act. All of the directors of the corporation shall be subject to, and the composition of the Board of Directors shall be in compliance with, the requirements and qualifications imposed by the Nevada Gaming Control Act (Nevada Revised Statutes ss. 463.010 et seq., as amended from time to time), or any successor provision of Nevada law, and the regulations promulgated thereunder, and the rules and regulations of any governmental agency responsible for the licensing and regulation of gaming operations, including without limitation, the Nevada State Gaming Control Board, the Nevada State Gaming Commission and the Clark County Liquor and Gaming Licensing Board.

                         ARTICLE VI: PERPETUAL EXISTENCE

                   The corporation shall have perpetual existence.

                           ARTICLE VII: MISCELLANEOUS

                   The corporation shall not be governed by the provisions of Nevada Revised Statutes Sections 78.378 to 78.3793, inclusive, or Sections 78.411 to 78.444, inclusive.

              ARTICLE VIII: AMENDMENT OF ARTICLES OF INCORPORATION

                           Section 1. General. Except as provided in Section 2. of this ARTICLE VIII., these Articles of Incorporation may be amended, modified, altered or repealed only with the affirmative vote of the holders of a majority of the voting power of all the shares of stock of the corporation entitled to vote generally in the election of directors, voting together as a single class.

                           Section 2. Amendment of Certain Provisions. Notwithstanding anything contained in these Articles of Incorporation to the contrary, ARTICLE VII. hereof shall not be altered, amended or repealed and no provision inconsistent therewith shall be adopted without the affirmative vote of the holders of at least eighty percent (80%) of the voting power of all the shares of stock of the corporation entitled to vote generally in the election of directors, voting together as a single class. Notwithstanding anything contained in these Articles of Incorporation to the contrary, the affirmative vote of the holders of at least eighty percent (80%) of the voting power of all the shares of stock of the corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or adopt any provision inconsistent with, or to alter or repeal this Section 2 of ARTICLE VIII.

         4. The undersigned has been authorized by the Court to file this Certificate with the Secretary in accordance with the Court's order of reorganization pursuant to the Plan.

Executed this       day of                    , 1997.



                                                          Jeffrey T. Leeds
STATE OF ____________      )
                                    )       ss.
COUNTY OF __________       )

         This instrument was acknowledged before me on ____________ , 1997 by Jeffrey T. Leeds, as President of Elsinore Corporation.



                                  Notary Public